QuickLinks -- Click here to rapidly navigate through this document

EARTHLINK, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.    PURPOSE.

        The purpose of the EarthLink, Inc. Employee Stock Purchase Plan is to give eligible employees of EarthLink, Inc. and its designated subsidiaries an opportunity to buy through payroll deductions stock of EarthLink, Inc. EarthLink, Inc. intends for the EarthLink, Inc. Employee Stock Purchase Plan to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, and the Plan shall be construed accordingly.

2.    DEFINITIONS.

        (a)  "Board" means the Board of Directors of the Company.

        (b)  "Code" means the Internal Revenue Code of 1986, as amended.

        (c)  "Committee" means the Compensation Committee of the Board, if the Board appoints it to administer the Plan, or the Board itself if no such Compensation Committee is appointed to administer the Plan.

        (d)  "Common Stock" means the $.01 par value common stock of the Company of the type publicly traded on NASDAQ.

        (e)  "Company" means EarthLink, Inc., a Delaware corporation.

        (f)    "Compensation" means the Form W-2 earnings an Employer pays to a Participant during a Participation Period as modified below. For purposes of this definition, Form W-2 earnings means wages within the meaning of Section 3401(a) of the Code in connection with income tax withholding at the source, and all other compensation paid to the Participant by an Employer in the course of its trade or business, for which the Employer is required to furnish the Participant with a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code, determined without regard to exclusions based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). Compensation shall include only amounts actually paid to the Participant during the Participation Period. Compensation also includes any amount which is contributed to an employee benefit plan for the Participant by the Employer pursuant to a salary reduction agreement and which is not includable in the gross income of the Participant under Section 125, 402(e)(3), 402(h)(1)(B) or 403(b) of the Code. Notwithstanding the foregoing, Compensation shall not include signing bonuses, relocation pay, educational allowances, any form of equity compensation, such as compensation attributable to stock options, restricted stock, phantom stock or other similar awards, fringe benefit programs, such as car allowances, relocation reimbursements or expatriate allowances, or any payments received under any employee benefit plans including without limitation any non-qualified deferred compensation or short-term or long-term disability plan. It is the intent of the Plan that this definition be construed consistently with any determination of compensation under the Company's tax-qualified 401(k) plan, to the extent such definitions are consistent.

        (g)  "Contributions Account" means a bookkeeping account the Company establishes under the Plan for each Participant.

        (h)  "Disabled" means that the Committee or its designee has determined that the Participant has been continuously disabled through a 90-day period because he or she has been limited from performing the material and substantial duties of his or her regular occupation due to sickness or injury and he or she has a 20 percent or more loss in his or her indexed monthly earnings due to the same sickness or injury. The loss of a professional or occupational license or certification does not, in itself, constitute a disability. The Committee or its designee may require the Participant to be examined by a doctor, other medical practitioner and/or vocational expert that the Committee or its designee chooses. The Company will pay for such examination. The Committee or its designee can require such examination as often as the Committee or its designee deems it reasonable to do so. The Committee or its designee also may require the Participant to be interviewed in order to determine his or her disability. For purposes described above, the Participant's disability will be treated as continuous if it stops for 30 days or less during the 90-day period but the days that the Participant is not disabled will not count toward the 90-day period. Under the foregoing definition, days the Participant works may be counted for purposes of the 90-day period provided the Participant otherwise satisfies the criteria for being Disabled. It is the intent of the Plan that the Committee and its designee make the determination that a Participant is Disabled consistently with any determination of the same criteria for being Disabled under the Company's Long-Term Disability Plan.

        (i)    "Effective Date" means April 1, 2002.

        (j)    "Eligible Employee" means any Employee whom an Employer has continuously employed for the preceding one-year period and whose customary employment is for at least 20 hours per week. Eligible Employee includes any officer of any Employer within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, if such officer is otherwise eligible under the terms of the Plan.

        (k)  "Employee" means any person whom an Employer employs in accordance with Section 3401 of the Code and the Regulations thereunder. The definition of Employee shall be construed in accordance with Sections 421 and 423 of the Code and the Regulations thereunder. Notwithstanding the foregoing, a person shall not be an Employee if an Employer has identified such person on the Employer's payroll, personnel or tax records as an independent contractor or such person has acknowledged in writing to an Employer that the person is an independent contractor, whether or not a court, the Internal Revenue Service or any other authority ultimately determines such classification to be correct or incorrect as a matter of law.

        (l)    "Employer" means the Company and each Subsidiary that adopts the Plan in accordance with Section 12.

        (m)  "Fair Market Value" of the Common Stock on a given date (the "Valuation Date") shall be determined in good faith by the Committee in accordance with the following provisions:

          (i)    If the Common Stock is traded on NASDAQ, the Fair Market Value shall be the closing sales price for such stock (or the average of the closing bids and asked prices, if no sales were reported) as officially quoted on NASDAQ for the Valuation Date; or

          (ii)  If the Common Stock is not traded on NASDAQ, then Fair Market Value shall be determined by the Committee in any other manner consistent with the Code and accompanying Treasury Regulations.

        (n)  "NASDAQ" means the National Association of Securities Dealers Automated Quotation—National Market System.

        (o)  "Offer Date" means the first day of each Participation Period on which the Common Stock is traded on NASDAQ.

        (p)  "Participant" means an Eligible Employee who has enrolled in the Plan in accordance with Section 4.

        (q)  "Participation Period" means each three-month period, beginning January 1, April 1, July 1 or October 1 during which an offer to purchase Common Stock is made to Eligible Employees under the Plan. The first Participation Period shall begin on April 1, 2002.

        (r)  "Plan" means the EarthLink, Inc. Employee Stock Purchase Plan, as it now exists or as it hereafter may be amended. The Plan also shall be known as "Stock-4-LESS."

        (s)  "Purchase Date" means the date of exercise of a Purchase Right granted under the Plan. The Purchase Date shall be the last day of each Participation Period on which the Common Stock is traded on NASDAQ.

        (t)    "Purchase Price" means the price per share of Common Stock under a Purchase Right as determined in accordance with Section 5(b).

        (u)  "Purchase Right" means a right granted to a Participant under the Plan to purchase shares of Common Stock in accordance with the terms of the Plan.

        (v)  "Retirement" means termination of employment during a Participation Period with all Employers on or after the first day of the month in which the Participant reaches age 65.

        (w)  "Subsidiary" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the Offer Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, including a corporation that becomes a Subsidiary after the Effective Date of the Plan.

3.    STOCK SUBJECT TO PLAN.

        The aggregate number of shares of Common Stock that may be purchased under the Plan shall not exceed 500,000 shares, plus an annual increase to be added on January 1 of each calendar year beginning with calendar year 2003 and ending with calendar year 2007, equal to the lesser of (i) one-half of one percent (0.5%) of the shares of Common Stock of the Company outstanding on such January 1 (rounded to the nearest whole share and calculated on a fully-diluted basis), (ii) 100,000 shares of Common Stock or (iii) such number of shares of Common Stock as the Board determines (which must be less than the numbers described in (i) and (ii)). The aggregate number of shares of Common Stock that may be purchased under the Plan is subject to adjustment pursuant to Section 10. Shares of Common Stock purchased under the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Company hereby agrees to reserve sufficient authorized shares of Common Stock to provide for the exercise of Purchase Rights granted under the Plan. If any Purchase Right granted under the Plan expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock subject to such Purchase Right shall again be available for grant as a Purchase Right and shall not reduce the aggregate number of shares of Common Stock available for the grant of Purchase Rights as set forth herein. If the total number of shares of Common Stock to be purchased on a Purchase Date exceeds the number of shares of Common Stock then available under the Plan, the Committee shall allocate the available shares of Common Stock among the Participants on a pro-rata basis based on the balances on the Purchase Date of the Participants' Contributions Accounts.

4.    PARTICIPATION.

        (a)    Eligibility.    Any Eligible Employee whom an Employer employs on the Offer Date for a Participation Period shall be eligible to participate in the Plan during such Participation Period. At least 30 days prior to each Participation Period, the Company will send to each Employee whom the Company reasonably anticipates will be an Eligible Employee on the Offer Date of such Participation Period (and who is not already a Participant), a notice advising the Employee of his or her right to participate in the Plan for the ensuing Participation Period, subject to the requirement that the Employee be an Eligible Employee on the Offer Date.

        (b)    Initial Enrollment.    An Eligible Employee shall become a Participant by completing a participation agreement authorizing payroll deductions on a form the Committee provides or in such other manner as the Committee may determine and delivering such participation agreement to the

Company by the 15th day of the month immediately preceding the first day of the applicable Participation Period. Following the timely submission of a valid participation agreement, payroll deductions for a Participant shall commence on the first payroll period that occurs on or after the first day of the applicable Participation Period and shall continue for successive Participation Periods during which the Participant participates in the Plan, unless the Participant withdraws from the Plan pursuant to Section 7 or terminates employment with all Employers or ceases to be an Eligible Employee pursuant to Section 8.

        (c)    Enrollment after Withdrawal or Termination of Employment.    A Participant who withdraws from the Plan, terminates employment with all Employers or ceases to be an Eligible Employee may again become a Participant in the Plan for any subsequent Participation Period if he or she is an Eligible Employee on the Offer Date for such Participation Period and he or she delivers a new participation agreement to the Company by the 15th day of the month immediately preceding the first day of such Participation Period.

        (d)    Amount of Payroll Deduction.    A Participant shall elect on his or her participation agreement to have deductions made from his or her Compensation for each payroll period during a Participation Period at a rate of not less than One Percent nor more than 15 Percent of his or her Compensation. All such payroll deductions will be made in whole percentages.

        (e)    Participant's Contributions Account.    All payroll deductions that a Participant makes shall be credited to the Participant's Contributions Account. No interest or earnings shall accrue on any payroll deductions credited to a Participant's Contributions Account.

        (f)    Changes in Payroll Deductions.    Except as otherwise provided in this Section 4(f) and in Sections 7 (in connection with withdrawal from the Plan) and 8 (in connection with the Participant's termination of employment), a Participant may not increase or decrease the amount of his or her payroll deductions during a Participation Period. However, a Participant may increase (but not above 15 Percent) or decrease (but not below One Percent) the amount of his or her payroll deductions for a later Participation Period by delivering a new participation agreement to the Company by the 15th day of the month immediately preceding the first day of such later Participation Period. A Participant also has a one-time opportunity with respect to each Participation Period (no matter when such action is taken) to increase (but not above 15 Percent) or decrease (but not below One Percent) the amount of his or her payroll deductions for such Participation Period (and any subsequent Participation Period) by delivering a new participation agreement to the Company, and such increase or decrease will be effective as soon as administratively practical after the Participant delivers the new participation agreement to the Company (which will be no later than the beginning of the second payroll period beginning after the Participant delivers the new participation agreement to the Company).

        (g)    Participation During Leave of Absence.    The Committee in its discretion shall determine the extent to which any leave of absence for governmental or military service, illness, temporary disability or other reasons will impact an individual's enrollment or participation in the Plan or his or her rights under the Plan. For purposes of this Plan, the employment relationship will be treated as continuing intact while an individual is on military, sick leave or other bona fide leave of absence (such as temporary employment by the Government) if the period of such leave does not exceed 90 days, or, if longer, so long as the individual's right to reemployment is guaranteed either by statute or by contract. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave. Unless the Committee otherwise provides, if a Participant goes on an unpaid leave of absence during a Participation Period, no further payroll deductions will be made for such Participation Period. However, unless such Participant withdraws from the Plan pursuant to Section 7, he or she will continue to be a Participant for the Participation Period and the Participant's Purchase Rights for the Participation Period shall be automatically exercised on the

Purchase Date for such Participation Period in accordance with Section 6. Additionally, unless such Participant withdraws from the Plan pursuant to Section 7, he or she will continue to be a Participant for any ensuing Participation Period so long as further payroll deductions may be made for such Participation Periods. When the employment relationship is deemed to have terminated, the Participant will be subject to the provisions of Section 8 hereof.

5.    GRANT OF PURCHASE RIGHTS.

        (a)    Number of Purchase Right Shares.    On the Offer Date of each Participation Period, a Participant shall be granted a Purchase Right to purchase on the Purchase Date of such Participation Period, at the applicable Purchase Price, such number of shares of Common Stock (including fractional shares) as is determined by dividing the amount of the Participant's payroll deductions allocated to the Participant's Contributions Account during the Participation Period by the applicable Purchase Price, subject to the maximum limit of shares of Common Stock that may be purchased as described below. All Participants receiving Purchase Rights shall have the same rights and privileges under the Plan with respect to such Purchase Rights.

        (b)    Purchase Price.    The Purchase Price per share of Common Stock for a Participant shall be the lesser of:

          (i)    85 Percent of the Fair Market Value per share of the Common Stock on the Offer Date for the Participation Period; or

          (ii)  85 Percent of the Fair Market Value per share of the Common Stock on the Purchase Date for the Participation Period.

        (c)    Certain Limitations.    Notwithstanding any other provision of the Plan, no Participant shall be granted a Purchase Right for a Participation Period:

          (i)    If, immediately after the Purchase Right is granted, the Participant would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary within the meaning of Section 423(b)(3) of the Code. For purposes of this Section 5(c)(i), stock ownership of a Participant shall be determined under the stock attribution rules of Section 424(d) of the Code, and stock that the Participant may purchase under outstanding Purchase Rights or options shall be treated as stock the Participant owns.

          (ii)  To the extent that the Participant's rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any Subsidiary would accrue at a rate that exceeds $25,000 in Fair Market Value of such stock (determined as of the Offer Date) for each calendar year in which any Purchase Right is outstanding at any time. For this purpose, the right to purchase stock accrues when the Purchase Right first becomes exercisable during the calendar year. This limitation is meant to comply with the requirements of Section 423(b)(8) of the Code and will be construed accordingly.

          (iii)  If the Participant makes a hardship withdrawal from a cash or deferred arrangement established by the Company or any Subsidiary and is prohibited from making employee contributions to the Plan under Section 401(k) of the Code and the Treasury Regulations thereunder, in which case the Participant shall be deemed to have withdrawn from the Plan in accordance with Section 7 as of the date of such hardship withdrawal.

          (iv)  For more than 2,500 shares of Common Stock for any Participation Period.

        Any Purchase Right granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this Section 5(c). To the extent necessary to comply with this Section 5(c), a Participant's payroll deductions may be decreased to Zero Percent at any time during a Participation Period. In that event, payroll deduction shall recommence, if at all, at the rate provided in such

Participant's Participation Agreement at the beginning of the first Participation Period for which payroll deductions can commence after compliance with this Section 5(c), unless the Participant withdraws from the Plan pursuant to Section 7 or terminates employment with all Employers or ceases to be an Eligible Employee pursuant to Section 8.

6.    EXERCISE OF PURCHASE RIGHTS.

        (a)    Automatic Exercise.    Notwithstanding any other provision of the Plan, the Participant's Purchase Right for the purchase of Common Stock during a Participation Period shall be automatically exercised on the Purchase Date applicable to such Participation Period, and the maximum number of shares of Common Stock (including fractional shares) under the Purchase Right shall be purchased for the Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Contributions Account at that time (subject to the limitations set forth in Section 5(c)).

        (b)    Delivery of Stock.    As soon as reasonably practicable after each Purchase Date, the shares of Common Stock each Participant purchases on such Purchase Date shall be credited to an account in such Participant's name with one or more brokers the Committee designates. A Participant will be issued a certificate for his or her shares of Common Stock when his or her participation in the Plan is terminated, the Plan is terminated, or upon request.

        (c)    Termination of Purchase Right.    A Purchase Right granted during a Participation Period that is not automatically exercised on the Purchase Date shall expire at the end of the last day of the Participation Period, unless earlier terminated as provided in Section 7 or Section 8.

        (d)    Excess Account Balances.    Any payroll deductions credited to a Participant's Contributions Account for a Participation Period that have not been used to purchase Common Stock on the Purchase Date for such Participation Period (as of a result of the limitations set forth in Section 5(c) or otherwise) shall be paid to the Participant (without interest) within 30 days after the last day of the Participation Period. Any amounts to be paid to a Participant after his or her death shall be paid to the personal representative of the Participant's estate.

        (e)    Rights as a Shareholder.    No Participant shall have any rights as a shareholder unless and until certificates for shares of Common Stock have been issued to the Participant or the transfer agent for the Common Stock reflects the Participant's ownership in the Company's stock ledger or other appropriate record of Common Stock ownership.

7.    WITHDRAWAL.

        A Participant may withdraw from participation for a Participation Period (and any subsequent Participation Period) by giving written notice to the Company in a form acceptable to the Company, and such withdrawal generally will be effective as soon as administratively practical after the Participant delivers his or her written notice of withdrawal to the Company (which will be no later than the beginning of the second payroll period beginning after the Participant delivers the written notice of withdrawal to the Company). If the Participant desires to withdraw by the first day of a Participation Period, the Company must receive the Participant's written notice of withdrawal by the 15th day of the month immediately preceding the first day of such Participation Period. If the Company does not receive the written notice of withdrawal by then, the withdrawal will be effective as generally described above. In the event of withdrawal, (i) the balance in the Participant's Contributions Account will not be paid to the Participant other than as otherwise described in Section 6 but shall be used for the automatic exercise of the Participant's Purchase Right as described therein and (ii) no further payroll deductions will be made after the withdrawal is effective. A Participant's withdrawal from participation for any Participation Period will not have any effect upon his or her eligibility to participate in any succeeding Participation Period or in any similar plan which any Employer may hereafter adopt. Notwithstanding the foregoing, however, if a Participant withdraws during a Participation Period, payroll deductions shall not resume at the beginning of a succeeding Participation Period unless the

Participant timely delivers to the Company a new participation agreement and otherwise complies with the terms of the Plan. Notwithstanding the foregoing, this Section 7 is subject to the provisions of Section 8, which governs any withdrawal in connection with a termination of employment.

8.    TERMINATION OF EMPLOYMENT.

        (a)    Termination Due to Death.    If a Participant dies during a Participation Period, the Participant shall be deemed to have withdrawn from participation in the Plan as of the date of death, and no further payroll deductions will be made for such Participation Period after the Participant's last payroll period with all Employers. The Participant's Purchase Rights for the Participation Period shall be automatically exercised on the Purchase Date for such Participation Period in accordance with Section 6.

        (b)    Termination Due to Disability or Retirement.    If a Participant during a Participation Period terminates employment with all Employers on account of being Disabled or terminates employment with all Employers on account of Retirement, the Participant shall be deemed to have withdrawn from participation in the Plan as of the date the Participant terminates employment with all Employers on account of being Disabled or terminates employment with all Employers on account of Retirement, and no further payroll deductions will be made for such Participation Period after the Participant's last payroll period with all Employers. The Participant's Purchase Rights for the Participation Period shall be automatically exercised on the Purchase Date for such Participation Period in accordance with Section 6.

        (c)    Other Termination.    Upon termination of a Participant's employment for any reason, other than as a result of death, becoming Disabled or taking Retirement, or in the event that a Participant ceases to be an Eligible Employee, the Participant shall be deemed to have withdrawn from participation in the Plan as of the date of his or her termination of employment, other than as a result of death, becoming Disabled or taking Retirement, or, if applicable, as of the date he or she ceased to be an Eligible Employee. In that case, no further payroll deductions will be made for such Participation Period after the Participant's last payroll period with all Employers, or, if applicable, after the Participant's last payroll period with all Employers as an Eligible Employee. The Participant's Purchase Rights for the Participation Period shall be automatically exercised on the Purchase Date for such Participation Period in accordance with Section 6.

9.    TRANSFERABILITY.

        A Participant may not transfer, assign, pledge or otherwise dispose of a Purchase Right (or any rights attendant to a Purchase Right) granted pursuant to the Plan other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Employee Retirement Income Security Act of 1974, as amended. No Purchase Right shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of a Purchase Right, or levy of attachment or similar process upon the Purchase Right not specifically permitted herein, shall be null and void and without effect, except that the Committee in its discretion may treat such act as an election to withdraw during a Participation Period in accordance with Section 7 hereof. A Purchase Right is exercisable during the Participant's lifetime only by the Participant. A Purchase Right is exercisable after the Participant's death only by the personal representative of the Participant's estate.

10.    ADJUSTMENTS AFFECTING PURCHASE RIGHTS.

        (a)    Changes in Capitalization.    The Board, in its sole discretion, may adjust the number of shares of Common Stock available under the Plan, the number of shares of Common Stock subject to each outstanding Purchase Right, and the Purchase Price for such shares of Common Stock in order to reflect any increase or decrease in the number of issued shares of Common Stock resulting from any stock split or reclassification of Common Stock, payment of any stock dividend, or any other similar increases or decreases in the number of outstanding shares of Common Stock without the receipt of consideration therefor. Adjustments the Board makes pursuant to this Section 10(a) shall be final and binding on all parties.

        (b)    Dissolution, Merger, and Consolidation.    Upon dissolution or liquidation of the Company, upon a merger or consolidation of the Company in which the Company is not the surviving corporation or upon any other similar event or transaction, each Participant who holds Purchase Rights under the Plan shall be entitled to purchase at the next Purchase Date the same relative cash, securities, and/or other property which a holder of Common Stock was entitled to receive at the time of such transaction. The Board shall take whatever action is deemed reasonably necessary to assure that Participants receive the benefits described in this Section 10(b).

11.    SHAREHOLDER APPROVAL OF PLAN.

        The Board has adopted this Plan on the date set forth below, to be effective as of the Effective Date. The Plan shall be submitted to the shareholders of the Company for their approval within 12 months of the Board's adoption of the Plan. The adoption of the Plan is conditioned upon the approval of the Plan by the shareholders of the Company within such 12-month period. Therefore, no Purchase Right may be exercised until the shareholders of the Company approve the Plan. The Plan and all outstanding Purchase Rights hereunder shall be null and void and of no effect if the shareholders of the Company do not approve the Plan within such 12-month period.

12.    ADOPTION OF PLAN BY SUBSIDIARIES.

        The Company, by action of the Board, may authorize any of its Subsidiaries to adopt the Plan. A Subsidiary, if the Company has authorized it to do so, may adopt the Plan by action of its board of directors.

13.    ADMINISTRATION AND CLAIMS PROCEDURES.

        (a)  The Committee shall administer the Plan, unless the Board has not appointed a Committee, in which case the Board shall administer the Plan. References to the "Committee" shall include the Committee, the Board if it is acting in its administrative capacity with respect to the Plan, and any delegates the Committee appoints pursuant to Section 13(b). Each member of the Committee, if not the Board, serves at the pleasure of the Board, which may change the membership of the Committee or fill any vacancy at any time. The Committee shall select one of its members as a chairman and shall hold meetings at the times and places as it may deem advisable. The Committee shall take all actions by majority decision. Any action evidenced by a written instrument that the majority of the members of the Committee sign shall be as fully effective as if the Committee had taken the action by a majority vote at a meeting duly called and held.

        (b)  Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to take any action with respect to the Plan, including, without limitation, the following: (i) to establish rules and procedures for the administration of the Plan; (ii) to prescribe the form(s) of any agreements or other written instruments used in connection with the Plan; (iii) to determine the terms and provisions of the Purchase Rights granted hereunder; and (iv) to construe and interpret the Plan, the Purchase Rights, the rules and regulations, and the agreements or other written instruments, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee on all matters regarding the Plan shall be final and binding upon each Employer, each Employee, each Participant and any other person claiming a right under the Plan. Except to the extent prohibited by the Plan or by applicable law, the Committee may appoint one or more persons to assist in the administration of the Plan and may delegate all or any part of its responsibilities and powers, other than any power to amend or terminate the Plan, to any such person or persons. The Committee in its discretion may administer the Plan as it deems appropriate, including without limitation using paperless and electronic means to administer the Plan.

        (c)  Subject to the indemnification provisions of the Company's Certificate of Incorporation and Bylaws and applicable law, the Company shall indemnify members of the Committee against the reasonable expenses, including attorney's fees, such members actually and necessarily incur in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of action taken or not taken in connection with the Plan or any Purchase Right hereunder, and against all amounts they or any of them pay in settlement thereof or in satisfaction of a judgment in any action, suit or proceeding. However, the Company shall not indemnify a member of the Committee for matters as to which he (i) shall be adjudged in the action, suit or proceeding to be liable for gross negligence or intentional misconduct or (ii) derived an improper personal benefit.

        (d)  It is not necessary for a Participant to file a claim in order to receive benefits under this Plan. On receipt of a claim for benefits, however, the Committee will respond in writing within 90 days. If necessary, the Committee's first notice will indicate any special circumstances requiring an extension of time for the Committee's decision. The extension notice must indicate the date by which the Committee expects to render its decision; an extension of time for processing may not exceed 90 days after the end of the initial 90-day period for a determination. If the claimant's claim is wholly or partially denied, the Committee must give written notice of such denial within the time provided in the preceding sentences. An adverse notice must specify the reason for the denial. There also must be specific reference to the provisions of the Plan or related documents or law on which the denial is based. If additional materials or information is necessary for the claimant to perfect his or her claim for benefits, it must be described and there must be an explanation of why that material or information is necessary. An adverse notice must disclose appropriate information about the steps that the claimant must take if he or she desires to submit a claim for review of the adverse decision. If notice that a claim has been denied is not furnished within the time required herein, the claim is deemed denied.

        (e)  On proper written request for a review from the claimant to the Committee, there must be a review by the Committee. The Committee must receive the claimant's written request before the 61st day after the claimant's receipt of notice that a claim has been denied according to (d) above. The claimant and his or her authorized representative are entitled to be present and heard if any hearing is used as part of the review. The Committee will determine whether there will be a hearing. Before any hearing, the claimant or a duly authorized representative may review all Plan documents and other papers that affect the claim and may submit issues and comments in writing. The Committee must schedule any hearing to give sufficient time for this review and submission, giving notice as to the schedule and deadlines for the submissions. The Committee must advise the claimant in writing of the final determination after review. The decision on review must be written in a manner calculated to be understood by the claimant and must include specific reasons for the decision and specific references to the pertinent provisions of the Plan or related documents or law on which the decision is based. The written final determination must be rendered within 60 days after the request for review is received, unless special circumstances (in the Committee's discretion) require an extension of time for processing. If an extension is necessary, the decision must be rendered as soon as possible but no later than 120 days after the receipt of the request for review.

        (f)    A claimant may not file any suit or other action for benefits under this Plan unless and until he or she submits a proper written request for a review of any adverse decision of such claim for benefits and then exhausts the administrative process described herein. A claimant then shall have 90 days from the date he or she receives an adverse final determination of such claim on review under (e) above in which to file suit in a court of competent jurisdiction (as described herein) for benefits under the Plan. If the claimant does not file suit within such 90-day period, the claimant shall be forever barred from doing so. To the full extent lawful, the Company and each Employer and every claimant under this Plan hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising under this Plan in the courts of the State of Georgia located in Atlanta, Georgia and in the federal courts in the Northern District of the State of Georgia, and each waives all objections to jurisdiction, service and venue in such courts.

14.    AMENDMENT AND TERMINATION OF THE PLAN.

        The Board may at any time and from time to time modify, amend, suspend or terminate the Plan or any Purchase Right granted hereunder, provided, however, that (i) shareholder approval shall be required of any amendment to the Plan to the extent Section 423 of the Code or other applicable law, rule or regulation requires shareholder approval (including without limitation any amendment that increases the aggregate number of shares of Common Stock that may be purchased under the Plan or changes individuals who are eligible to participate in the Plan other than as set forth herein); and (ii) no amendment to the Plan or a Purchase Right may materially and adversely affect any Purchase Right outstanding at the time of the amendment without the consent of the holder thereof, except to the extent the Plan otherwise provides, as necessary to comply with applicable law or as necessary to ensure that the Plan and any Purchase Rights granted hereunder comply with the requirements of Section 423 of the Code. The Plan shall terminate automatically at the time all shares of Common Stock subject to the Plan have been purchased hereunder. Upon termination of the Plan, the Committee shall give notice to affected Participants, terminate all payroll deductions, terminate all outstanding Purchase Rights, and pay Participants (without interest) any balances remaining in their Contributions Accounts as soon as practicable following Plan termination, unless the Committee in its discretion makes alternative provisions for handling the termination of the Plan.

15.    UNFUNDED PLAN.

        Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in its discretion, may set aside in anticipation of any liability under the Plan. Neither the Company nor any Subsidiary shall be required to set aside any specific funds, assets or property in anticipation of any liability under the Plan. A Participant shall have only a contractual right to the Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary. Nothing contained in the Plan shall constitute a guarantee that the assets of such corporations shall be sufficient to pay any benefits to any person.

16.    USE OF FUNDS.

        The proceeds the Company receives from the sale of Common Stock pursuant to Purchase Rights will be used for general corporate purposes.

17.    WITHHOLDING TAXES.

        Upon the exercise of any Purchase Right under the Plan, in whole or in part, or at the time of disposition of some or all of the Common Stock acquired pursuant to the exercise of a Purchase Right or any other applicable time, the Participant's Employer shall withhold applicable federal, state and local taxes from a Participant's Compensation or shall require the Participant to remit to the Employer amounts sufficient to satisfy all such federal, state and local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for shares of Common Stock.

18.    NO RIGHT OF CONTINUED EMPLOYMENT.

        Neither the Plan nor any Purchase Right shall confer upon a Participant the right to continue in the employment of the Company or any Subsidiary or affect any right of the Company or any Subsidiary to terminate the employment of such Participant at any time for any reason.

19.    DISPOSITIONS OF STOCK.

        A Participant who acquires shares of Common Stock pursuant to the exercise of Purchase Rights under this Plan shall notify the Committee, in writing, if he or she sells, transfers, or otherwise disposes of such shares of Common Stock before the later of (i) one year after the Purchase Date on which the Participant acquired such shares or (ii) two years after the Offer Date on which the related Purchase Right was granted. If at any time a Participant (or former Participant) transfers legal title of a share of Common Stock he or she purchased under the Plan, the Company shall provide to such Participant (or former Participant) a written statement and make such other reporting in the manner and setting forth such information as Section 6039 of the Code and the Treasury Regulations thereunder require.

20.    NOTICES.

        Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company on the date it is received by the Company at its principal executive offices and shall be deemed delivered to an Eligible Employee on the date he or she receives it.

21.    APPLICABLE LAW.

        To the extent not inconsistent with Section 423 of the Code and any Treasury Regulations thereunder, all questions pertaining to the validity, construction and administration of the Plan and any Purchase Rights granted hereunder shall be determined in conformity with the laws of the State of Georgia, without regard to the conflict of laws provisions of any state, to the extent not preempted by federal law.

22.    OTHER RESTRICTIONS ON PURCHASE RIGHTS AND SHARES.

        Notwithstanding any other provision of the Plan, no Purchase Rights may be granted or exercised under the Plan for a Participation Period unless the shares of Common Stock to be purchased under such Purchase Rights are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended, as of the first day of such Participation Period. The Company may impose such restrictions on any Purchase Rights and shares of Common Stock acquired upon exercise of Purchase Rights as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such shares. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan or make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended, the federal securities laws, or any blue sky or state securities laws). The Company may cause a restrictive legend to be placed on any certificate issued for shares of Common Stock under the Plan in such form from time to time as applicable laws and regulations may require or legal counsel of the Company may advise.

23.    SEVERABILITY.

        If any provision of the Plan is deemed illegal or invalid, the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan, and such illegality or invalidity shall not affect the remaining provisions of the Plan.

        IN WITNESS WHEREOF, the Company has caused this Plan to executed as of the    day of                        , 2002.

EARTHLINK, INC.
By:

Name:

Its:

QuickLinks

EARTHLINK, INC. EMPLOYEE STOCK PURCHASE PLAN